UNITED STATES OF AMERICA
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549



                             FORM 8-K



         Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934



Date of Report (Date of earliest event reported)  December 26, 1997
                                                  -----------------
 (December 4, 1997)
-----------------------

                    COMTEC INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)



        New Mexico            0-12116            75-2456757
        __________            _______            __________
     (State or other        (Commission        (IRS Employer
      jurisdiction          File Number)     Identification No.)
    of Incorporation)

   9350 East Arapahoe Road, Suite 340, Englewood, Co.     80112
       (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code:   (303) 662-
1198



                This Document consists of 3 pages

Item 2:  Acquisition of Assets


By an agreement executed on December 4, 1997, American Wireless Network, Inc., a wholly owned subsidiary of ComTec International, Inc. (the "Company") acquired management control of the Specialized Mobile Radio ("SMR") related assets and licenses owned by Centennial Communications, Inc. of Denver, Colorado in the following seven USA metropolitan trade areas: Birmingham, Alabama; Knoxville, Memphis, and Nashville, Tennessee; Oklahoma City and Tulsa, Oklahoma; and New Orleans, Louisiana. The transaction was an arms length purchase and sale transaction, negotiated by the representatives of each party to the agreement.

The Company and Centennial Communications, Inc., a Colorado Corporation, initially entered into a letter of intent dated as of October 8th, 1997 and a formal agreement was entered into on December 4th , 1997 between American Wireless Network, Inc., a Colorado Corporation and Centennial Communications Corp. (the "Agreement") whereby the American Wireless Network, Inc. acquired management control on December 5th, 1997 of all SMR assets and SMR licenses owned by Centennial Communications Corp. together with all SMR related business limited to and located in the following USA metropolitan trade areas: Birmingham, Alabama; Knoxville, Memphis, and Nashville, Tennessee; Oklahoma City and Tulsa, Oklahoma; and New Orleans, Louisiana. The assets to be acquired by the agreement include SMR licenses issued by the Federal Communications Commission ("FCC"), radio equipment and antennas, tower site leases and the customer base of Centennial Communications Corp. in the seven acquired markets. American Wireless Network, Inc. will continue to utilize the assets acquired in the transaction for the same purposes, that of commercial sale of air time to business users, as was utilized by Centennial Communications Corp. Transfer of title to the assets and licenses will not occur until a second closing which is scheduled to occur the later of March 15th, 1998 or ten business days following the final approval of the transfer by the FCC of SMR licenses related to the seven markets from Centennial Communications Corp. to American Wireless Network, Inc. Until transfer of legal title of the assets to American Wireless Network, Inc., the seven markets are to be operated by American Wireless Network, Inc. pursuant to a management agreement until final closing and license transfer. The total purchase price of the assets is $3,035,697, consisting of cash deposit of $200,000 in October 1997, payment $1,000,843 in cash on December 4th, 1997, a promissory note from American Wireless Network, Inc. to Centennial Communications Corp. in the amount of $444,147 and anticipated assumption of FCC notes totaling $1,390,707 by American Wireless Network, Inc.

Prior to this acquisition, neither the Company nor its subsidiary, American Wireless Network, Inc., had any affiliation with Centennial Communications Corp. nor any of its officers, directors, affiliated companies or shareholders.

The Company obtained funding for the initial December 4th, 1997 closing of the herein described asset acquisition from cash obtained through a convertible debt financing issuance of One Million Six Hundred Thousand Dollars ($1,600,000) of convertible debt financing to shareholders of Geneva Reinsurance Company, Ltd., a corporation organized outside of the United States of America, whose shareholders are not residents of the United States of America. The terms of the convertible debt financing are, maturity date: December 31, 2000, interest at 12% per annum due on December 31, 2000, and a conversion feature effective after January 31, 1998, allowing the holders of the debt to convert said debt into equity at the rate of fifty units, each unit consisting of one share of .001 par value common stock of the Company and one warrant to purchase one share of .001 par value common stock at a price of $.58 per share, per one dollar of debt converted. Accrued interest would be forfeited upon conversion to equity. The Company has thirty one days from the date of notice of intent of the debt holder to convert in which to prepay the debt together with accrued interest thereon, if such debt is so prepaid, the holder's conversion right is terminated. The convertible debt is subordinated to all indebtedness of the Company to banks and financial institutions whether incurred prior to or subsequent to the convertible debt. The Company has previously received separate convertible debt financing from shareholders of Geneva Reinsurance Company, Ltd., part of which has been converted to equity in the Company as reported by a previous 8-K filing in July, 1997.

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
Item 5.  Other Events:

Reverse Stock Split
On December 26th, 1997 the Board of Directors of the Company acted pursuant to shareholder authority granted at the Annual Meeting of Shareholders held March 28th, 1997, to declare a one for five reverse stock split of the Company's .001 par value common stock to be effective 12:01 A.M. January 31st, 1998. On March 28, 1997 the Shareholders of the Company approved a proposal to give the Company's Board of Directors authority to institute a reverse stock split of from 3 for 1 to 100 for 1 at the discretion of the Board of Directors until December 31, 1997.

Change of Address of Registrant
On December 15th, 1997 the Company relocated its principal offices to Suite 340, East Arapahoe Road, Englewood, Colorado, 80112. The Company's new phone number is (303)-662-1198. The Company's subsidiary, American Wireless Network, Inc. which is also located at such address, entered into a three year lease for the premises, said lease ending November 30th, 2000.


Item 7. Financial Statements, Pro Forma Financial Information related to assets purchased from Centennial Communications Corp.

Financial statements, and pro forma financial information required by Item 7 with respect to the purchase of assets by the Company from Centennial Communications Corp. will be filed by amendment.


Exhibits

None


                           SIGNATURES

                                        ComTec International, Inc.
                                        _________________________
                                              (Registrant)

Date:   December 26, 1997

                     s/s Donald G. Mack
                     ______________________________________________
                     Donald G. Mack - Authorized Officer, Treasurer and President.


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